CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 28, 2014 relating to the financial statements and financial highlights which appear in the February 28, 2014 annual reports to shareholders of Invesco Corporate Bond Fund, Invesco Global Real Estate Fund, Invesco High Yield Fund, Invesco Limited Maturity Treasury Fund, Invesco Money Market Fund, Invesco Real Estate Fund, Invesco Short Term Bond Fund and Invesco U.S. Government Fund, eight portfolios within the AIM Investment Securities Funds (Invesco Investment Securities Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 23, 2014